CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2017, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended September 30, 2017 of AMG SouthernSun Small Cap Fund, AMG SouthernSun U.S. Equity Fund, and AMG SouthernSun Global Opportunities Fund, three of the series constituting AMG Funds, which is also incorporated by reference in the Registration Statement. We also consent to the references to us under the headings “Financial Statements”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 26, 2018